Amendment No. 2 to the License Agreement on NTproBNP

concluded July 26, 2005

Certain Information in this exhibit has been omitted as confidential, as indicated by [***]. This information has been filed separately with the Commission.

between

Roche Diagnostics GmbH
Sandhofer Straße 116
68305 Mannheim
Germany

(hereinafter referred to as “RDG”)

and

Response Biomedical Corporation
1781-75th Avenue W.
Vancouver, BC
Canada V6 6P2

(hereinafter referred to as “RESPONSE BIOMEDICAL)

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2	DRAFT

WHEREAS,	the parties entered into a License Agreement regarding NTproBNP dated July 26, 2005 (hereinafter referred to as “License Agreement”); and

WHEREAS,

Response Biomedical Corporation, Roche Diagnostics Ltd. and Roche Diagnostics Operations, Inc. have concluded a sales and distribution agreement effective as of June 25, 2008 ("Sales and Distribution Agreement"); and

WHEREAS,	for the duration of this Sales and Distribution Agreement RDG and RESPONSE BIOMEDICAL agree to the following changes to the License Agreement.

It is mutually agreed by the parties that:

1.	Save as hereby modified the License Agreement shall continue in full force and effect.

2.	For the duration of the Sales and Distribution Agreement the License Agreement shall be amended as follows:

2.1	Article 1.8 shall be deleted and substituted as follows:

“Licensed Field” shall mean all human diagnostic, research and analytical applications of NTproBNP restricted to Point of Care market segments, whereby Point of Care means analysis conducted on an instrument or in a system which is designed for a throughput of [***]. This restriction to the Point of Care market segment with a throughput limitation does not apply to those NTproBNP assays manufactured for RDG or any Affiliate of RDG.

2.2	A new Article 3.1.4 shall be added and shall read as follows:

The Parties agree that RESPONSE BIOMEDICAL is released from its royalty obligations pursuant to 3.1.2 and 3.1.3 for any Licensed Product manufactured by RESPONSE BIOMEDICAL for RDG or any Affiliate of RDG.

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Amendment No. 2 to License Agreement
Roche Diagnostics GmbH / Response Biomedical	March 27, 2009

3	DRAFT

In witness whereof, the parties have caused this Amendment to be executed by their duly authorized representatives as of the day and year hereinafter written.

Roche Diagnostics GmbH
ppa.		i. V.
	/s/ C. Böckstiegel		/s/ Norbert Grzibek

By:	Claudia Böckstiegel	By:	Dr. Norbert Grzibek By:
Title:	Head Legal Business	Title:	Director
Licensing and external Cooperations
Date:	June 23, 2008	Date:	June 23, 2008

Response Biomedical Corporation

/s/ S. Wayne Kay
By:	S. Wayne Kay
Title:	Chief Executive Officer
Date:	“6/24/08”

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Amendment No. 2 to License Agreement
Roche Diagnostics GmbH / Response Biomedical	March 27, 2009